Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Change Pursuant
to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations
1. Name of corporation:

Greenkraft, Inc. (f/k/a Sunrise Global Inc.)

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 shares of common stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

400,000,000 shares of common stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Each share of common stock will be split and converted into 2 shares of common stock. Prior to the change, 42,557,830 shares of common stock were issued; after the change 85,115,660 shares will be issued

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional shares will be rounded up to the nearest whole share. Less than 1% of the outstanding shares will be effected.

7. Effective date of filing: (optional)                                                               December 27, 2013
                                                                                         (must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X	President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Split
This form must be accompanied by appropriate fees.	Revised: 3-6-09